Exhibit 99.1

99¢ ONLY STORES® REPORTS FIRST QUARTER FISCAL 2012 DILUTED EPS OF $0.25, UP FROM $0.24 FOR THE FIRST QUARTER OF FISCAL 2011

•	Consolidated Diluted Earnings Per Share Increased 4.2% to $0.25

•	Consolidated Net Income Increased 5.2% to $17.7 Million

CITY OF COMMERCE, California – August 8, 2011 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announced its financial results for the first quarter ended July 2, 2011.

Highlights for the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011:

▪	Retail sales for the Company’s consolidated operations increased by 6.2% to $357.5 million and same-store sales increased 5.9%

▪	Consolidated gross margin decreased by 10 basis points to 40.4% of sales

▪	Product cost increased by 30 basis points to 56.9%

▪	Shrinkage was lower by 20 basis points at 2.5%

▪	Consolidated operating expenses decreased by 10 basis points to 30.8% of sales

▪	Retail operating costs decreased 50 basis points to 22.0%

▪	Distribution and transportation costs were flat at 4.6%

▪	Corporate G&A costs increased 10 basis points to 3.4%

▪	Other operating expenses increased 30 basis points to 0.7% which included a negative impact of $1.4 million or 38 basis points of professional fees related to the going private proposal

▪	Consolidated Income Before Taxes increased to $28.4 million, or 7.7% of revenues, from $27.1 million, or 7.8% of revenues, in the prior year

▪	Consolidated net income increased by $0.9 million to $17.7 million or $0.25 per diluted share, versus $16.8 million in the prior year, or $0.24 per diluted share

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased with our financial results for the first quarter of fiscal 2012. Our long-term operational improvement initiatives have continued to meet our expectations, resulting in earnings per share of $0.25 for the first quarter of fiscal 2012.  We look forward to further discussing our results on today’s earnings release conference call.”

The details for participating in today’s conference call can be found following the financial discussion.

CONSOLIDATED RESULTS

Net consolidated sales for the first quarter of fiscal 2012 were $368.3 million, a 6.3% increase compared to net sales of $346.5 million for the first quarter of fiscal 2011.  Retail sales for the Company’s consolidated operations increased by 6.2% to $357.5 million. Same-store sales calculated on a comparable 13-week period, increased 5.9%. A favorable Easter selling season timing shift positively affected same-store sales in the first quarter of this year.

Consolidated gross profit for the first quarter of fiscal 2012 was $148.8 million, compared to $140.3 million for the first quarter of the prior fiscal year.  The Company's consolidated gross profit margin was 40.4% for the fiscal 2012 first quarter versus 40.5% for the first quarter of the prior fiscal year. The decrease in gross profit margin was primarily due to an increase in cost of products sold to 56.9% of net sales in the first quarter of fiscal 2012 from 56.6% of net sales in the first quarter of fiscal 2011 that was primarily attributable to merchandise price increases and a shift in product mix. The remaining change was mainly due to an increase in freight costs of 10 basis points in the first quarter of fiscal 2012, which was partially offset by decreases in shrinkage to 2.5% of net sales in the first quarter of fiscal 2012 from 2.7% of net sales in the first quarter of fiscal 2011, and other less significant items included in cost of sales.

Operating expenses were $113.6 million, or 30.8% of consolidated sales, for the fiscal 2012 first quarter versus $107.1 million, or 30.9% of sales, for the first quarter of the prior fiscal year.  The Company’s improved operating expense ratio is primarily due to lower payroll-related expenses as a result of improvement in store labor productivity, which was partially offset by professional fees of approximately $1.4 million pertaining to the going private proposal and the related process.

Consolidated operating income for the first quarter of fiscal 2012 was $28.5 million, compared to $26.8 million for the first quarter of fiscal 2011.  Operating income as a percentage of net sales remained flat at 7.7% for both the first quarter of fiscal 2012 and the first quarter of fiscal 2011.

Net income for the first quarter of fiscal 2012 increased to $17.7 million, or $0.25 per diluted share, compared to net income of $16.8 million, or $0.24 per diluted share, for the first quarter of fiscal 2011.

Certain additional categories of expense and other information are summarized in Management’s Analysis of First Quarter Consolidated Income Statement provided in Table 1 following the financial statements for the quarter.  This information and other material information will be provided in the Company’s Form 10-Q for the period ended July 2, 2011 and investors are encouraged to review the complete Form 10-Q in conjunction with this release.  Please note that Table 1 does not contain the non-GAAP measures for Texas and non-Texas operations that the Company has included in prior quarterly releases, because the Company has decided to remain in Texas for the long term and our Texas results in recent periods have not had a more significant effect on consolidated operations than other geographic regional results.  Texas is not a different business segment, as it operates with primarily the same merchandise and retail concept as the rest of the Company.

OUTLOOK

The Company believes that revenue growth in fiscal 2012 will primarily result from new store openings and increases in same-store sales. For fiscal 2012, the Company expects positive same-store sales in the low single digits and plans to open 16 stores.  Of these 16 stores, two stores will be opened in the first half of fiscal 2012 and the remaining fourteen stores in the second half of fiscal 2012. The majority of these new store openings in fiscal 2012 will be in California. The Company currently plans to accelerate its store growth rate to approximately 10% in fiscal 2013, with the majority of new stores expected to be in California.

CASH AND LIQUIDITY

As of the end of the first quarter of fiscal 2012, the Company held $221.8 million in cash and short and long-term marketable securities, and had no debt.  The Company’s inventories at the end of the first quarter of fiscal 2012 were $208.2 million versus $175.1 million at the end of first quarter of fiscal 2011. The increase in inventories was primarily due to early purchases of seasonal items and opportunistic buys.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its fiscal 2012 first quarter and the other matters described in this release is scheduled for today, Monday, August 8, 2011 at 1:30 p.m. Pacific Time.  You can participate in the live call by dialing (888) 771-4371 from the U.S.A. and (847) 585-4405 from international locations and entering confirmation code 30203128.  Please phone in approximately 9 minutes before the call is scheduled to begin and hold for a Conference Plus operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ first quarter fiscal 2012 earnings release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, August 22, 2011, by dialing (888) 843-7419 from the United States, or (630) 652-3042 from international locations, and entering confirmation code 30203128.

A copy of this earnings release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	July 2, 2011	April 2, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash	$21,779	$16,723
Short-term investments	190,040	184,929
Accounts receivable, net of allowance for doubtful accounts of $258 and $258 at July 2, 2011 and April 2, 2011, respectively	1,626	1,655
Income taxes receivable	6,367	15,901
Deferred income taxes	30,049	30,049
Inventories, net	208,197	191,535
Other	11,266	11,213
Total current assets	469,324	452,005
Property and equipment, net	318,277	313,852
Long-term deferred income taxes	24,079	24,608
Long-term investments in marketable securities	9,988	11,232
Assets held for sale	7,356	7,356
Deposits and other assets	15,092	15,162
Total assets	$844,116	$824,215

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$49,541	$45,163
Payroll and payroll-related	10,394	15,598
Sales tax	6,138	6,544
Other accrued expenses	20,982	18,881
Workers’ compensation	41,139	42,430
Current portion of capital lease obligation	73	75
Total current liabilities	128,267	128,691
Deferred rent	8,603	8,678
Deferred compensation liability	4,959	4,924
Capital lease obligation, net of current portion	411	373
Total liabilities	142,240	142,666
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 70,516,458 shares at July 2, 2011 and 70,327,068 shares at April 2, 2011	255,704	253,039
Retained earnings	446,519	428,836
Other comprehensive loss	(347)	(326)
Total shareholders’ equity	701,876	681,549
Total liabilities and shareholders’ equity	$844,116	$824,215

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	First Quarter Ended
	July 2, 2011	June 26, 2010
Net Sales:
99¢ Only Stores	$357,544	$336,554
Bargain Wholesale	10,796	9,921
Total sales	368,340	346,475

Cost of sales (excluding depreciation and amortization expense shown separately below)	219,520	206,213
Gross profit	148,820	140,262
Selling, general and administrative expenses:
Operating expenses	113,566	107,050
Depreciation and amortization	6,713	6,392
Total selling, general and administrative expenses	120,279	113,442
Operating income	28,541	26,820
Other (income) expense:
Interest income	(142)	(234)
Interest expense	301	1
Other	(43)	(9)
Total other (income) expense, net	116	(242)
Income before provision for income taxes	28,425	27,062
Provision for income taxes	10,742	10,248
Net income	$17,683	$16,814
Earnings per common share:
Basic	$0.25	$0.24
Diluted	$0.25	$0.24
Weighted average number of common shares outstanding:
Basic	70,465	69,680
Diluted	71,332	70,921

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	First Quarter Ended
	July 2, 2011	June 26, 2010
Cash flows from operating activities:
Net income	$17,683	$16,814
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,713	6,392
Loss on disposal of fixed assets	66	28
Excess tax benefit from share-based payment arrangements	(319)	(242)
Deferred income taxes	(16)	(54)
Stock-based compensation expense	682	874
Changes in assets and liabilities associated with operating activities:
Accounts receivable	29	874
Inventories	(16,437)	(4,116)
Deposits and other assets	(117)	(407)
Accounts payable	5,767	3,589
Accrued expenses	(2,575)	(4,393)
Accrued workers’ compensation	(1,291)	(291)
Income taxes	9,534	3,497
Deferred rent	(75)	117
Other long-term liabilities	—	(54)
Net cash provided by operating activities	19,644	22,628
Cash flows from investing activities:
Purchases of property and equipment	(12,591)	(9,432)
Proceeds from sale of fixed assets	2	54
Purchases of investments	(49,896)	(15,193)
Sales of investments	45,932	24,865
Net cash (used in) provided by investing activities	(16,553)	294
Cash flows from financing activities:
Repurchases of common stock related to issuance of performance stock units	(398)	(350)
Payments of capital lease obligation	(18)	(18)
Proceeds from exercise of stock options	2,062	1,110
Excess tax benefit from share-based payment arrangements	319	242
Net cash provided by financing activities	1,965	984
Net increase in cash	5,056	23,906
Cash and cash equivalents - beginning of period	16,723	19,877
Cash and cash equivalents - end of period	$21,779	$43,783

99¢ ONLY STORES
Management Analysis of First Quarter Fiscal 2012 and 2011 Consolidated Income Statement
TABLE 1

Description	Consolidated		Consolidated
	Q1		Q1
($ millions)(3)	FY2012	% Sales	FY2011	% Sales
Revenues	(unaudited)		(unaudited)
Retail	$357.5	97.1%	$336.6	97.1%
Bargain Wholesale	$10.8	2.9%	$9.9	2.9%
Total	$368.3	100.0%	$346.5	100.0%

Cost of Goods Sold
Purchase Cost	$209.7	56.9%	$196.2	56.6%
Shrinkage (1)	$9.3	2.5%	$9.3	2.7%
Other	$0.5	0.1%	$0.7	0.2%
Total Cost of Goods Sold	$219.5	59.6%	$206.2	59.5%

Gross Margin	$148.8	40.4%	$140.3	40.5%

Selling, General and Administrative Expenses
Retail Operating	$81.2	22.0%	$78.1	22.5%
Distribution and Transportation	$17.1	4.6%	$16.1	4.6%
Corporate G&A	$12.7	3.4%	$11.3	3.3%
Other (incl. Stock-comp and Long-lived asset impairment) (2)	$2.6	0.7%	$1.5	0.4%
Operating Expenses	$113.6	30.8%	$107.1	30.9%
Depreciation & Amortization	$6.7	1.8%	$6.4	1.8%
Total Operating Expenses	$120.3	32.7%	$113.4	32.7%

Operating income (loss)	$28.5	7.7%	$26.8	7.7%

Other (Income) Expense	$0.1	0.0%	$(0.2)	(0.1%)

Income before provision for income taxes	$28.4	7.7%	$27.1	7.8%

Provision for Income Taxes	$10.7	2.9%	$10.2	3.0%

Net income	$17.7	4.8%	$16.8	4.9%

EPS
Basic	$0.25		$0.24
Diluted	$0.25		$0.24
Shares Outstanding
Basic	70,465		69,680
Diluted	71,332		70,921

(1)	Shrinkage includes scrap, shrink and excess and obsolete inventory.
(2)	Other SG&A includes Stock-based compensation and SG&A for the Bargain Wholesale division for first quarter of Fiscal 2012 and 2011.
In addition, first quarter of Fiscal 2012 included $1.4 million of professional fees related to the going private proposal and the related process.
(3)	Dollar amounts and percentages may not add up due to rounding.

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Founded over 25 years ago, 99¢ Only Stores® operates 286 extreme value retail stores with 211 in California, 35 in Texas, 27 in Arizona and 13 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the results of operations for fiscal 2012, the business and growth strategies of the Company, planned new store openings, our future store opening growth rate and trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available at www.99only.com.  Contact Angela Thurstan, 323-881-1272.